EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Rosetta Genomics Ltd. for the registration of a maximum aggregate of $75,000,000 of securities and to the incorporation by reference therein of our report dated June 11, 2009, with respect to the consolidated financial statements of Rosetta Genomics Ltd. included in the annual report of Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
November 12, 2009	A Member of Ernst & Young Global